Exhibit 5.22

Form of Lock-Up Agreement

February 3, 2021

Guggenheim Securities, LLC

As Representative of the several

Underwriters referred to below

c/o Guggenheim Securities, LLC

330 Madison Avenue

New York, New York 10017

Re:	Infrastructure & Energy Alternatives, Inc. Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, as Representative of the several Underwriters, propose to enter into an underwriting agreement (the “Underwriting Agreement”) with Infrastructure & Energy Alternatives, Inc., a Delaware corporation (the “Company”) and Infrastructure and Energy Alternatives, LLC (the “Selling Stockholder”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), of the Company’s common stock, par value $0.0001 per share (“Common Stock”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In order to induce you and the Underwriters to underwrite the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representative, during the period from the date hereof until 90 days from the date of the final prospectus supplement for the Public Offering (the “Lock-Up Period”), the undersigned will not, and will not cause any direct or indirect affiliate to, directly or indirectly, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, the “Relevant Securities”), (b) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Relevant Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Relevant Securities, in cash or otherwise, or (c) publicly disclose the intention to do any of the foregoing. For the avoidance of doubt, the undersigned may purchase any Relevant Securities. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (whether by the undersigned or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Relevant Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Relevant Securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may:

(a)	transfer the undersigned’s Relevant Securities:

(i)	as a bona fide gift or gifts, or for bona fide estate planning purposes;

(ii)	by will or intestacy or operation of law;

(iii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin);

(iv)	to a partnership, limited liability company or other entity of which the undersigned and the immediate family of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v)	to affiliates of the undersigned, including its subsidiaries, partners (if a partnership) or members (if a limited liability company) stockholders (if a corporation) or any investment fund (or portion thereof) or other entity controlling, controlled by, managing, or managed by or under common control with the undersigned or affiliates of the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund (or any portion thereof), or any other funds managed by such partnership);

(vi)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above;

provided that (A) such transfer shall not involve a disposition for value and each donee, devisee, transferee or distributee shall execute and deliver to the Representative a lock-up letter in the form of this Lock-Up Agreement and (B) no filing by any party (donor, donee, devisee, transferor, transferee, distributer or distributee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period referred to above);

(b)	sell the Shares to be sold by the undersigned pursuant to the terms of the Underwriting Agreement, if applicable;

(c)	engage in transactions relating to shares of Common Stock or other securities acquired in the open market after the completion of the Public Offering;

(d)	transfer shares of Common Stock pursuant to a bona fide third-party tender offer made to all holders of the Company’s capital stock after the consummation of the Public Offering or other transaction, including, without limitation, any merger, consolidation or other similar transaction involving a change of control of the Company or other transaction in which all of the holders of Common Stock exchange their shares for consideration (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of the undersigned’s shares of Common Stock in connection with any such transaction, or vote any of the undersigned’s shares of Common Stock in favor of any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the undersigned’s shares of Common Stock shall remain subject to the provisions of this Lock-Up Agreement;

(e)	transfer shares of Common Stock to the Company; and

(f)	transfer shares of Common Stock to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangements between such third parties (or their affiliates or designees) and the undersigned and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the undersigned and/or its affiliates, provided that any such pledgee or other party shall, upon foreclosure on the pledged Common Stock, execute and deliver to the Underwriters an agreement in the form of this Lock-Up Agreement.

Notwithstanding anything to contrary herein, the undersigned shall be permitted to exercise its registration rights under the Amended and Restated Registration Rights Agreement, dated March 26, 2018, as amended by the First Amendment thereto, dated June 6, 2018, the Second Amendment thereto, dated May 20, 2019, the Third Amendment thereto, dated August 30, 2019 and the Fourth Amendment thereto, dated November 14, 2019, by and among the Company, M III Sponsor I, LLC., a Delaware limited liability company, M III Sponsor I LP, a Delaware limited partnership, Infrastructure and Energy Alternatives, LLC, Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership and Cantor Fitzgerald & Co. (the “Registration Rights Agreement”) to have the Company file a registration statement in respect of the resale of the Common Stock beneficially owned by the undersigned, and the Underwriters shall permit the Company to cooperate and comply with such exercise of registration rights as required under the Registration Rights Agreement; provided that (i) no public filing of a registration statement with respect to the foregoing shall occur earlier than the 75th day after the date of the Prospectus and (ii) no sales shall be made under such registration statement until the expiration of the Lock-Up Period.

The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

Notwithstanding anything herein to the contrary, affiliates of the undersigned acting independently of the undersigned and not under the control or direction of, or in concert with, the undersigned, which have not separately signed a lock-up agreement, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their affiliates’ business, other than with respect to shares of Common Stock currently owned by the undersigned. For the avoidance of doubt, it is acknowledged and agreed that (i) any entity in which any of the undersigned’s affiliated investment funds may now or in the future have an investment and (ii) any entity (other than the undersigned) on whose board of directors one or more of the undersigned’s officers may now or in the future serve, shall not be deemed subject to, or bound by, this Lock-Up Agreement, in part or in its entirety.

Notwithstanding anything herein to the contrary, this Lock-Up Letter Agreement shall be of no further force or effect and the undersigned shall be released from all obligations under this agreement upon the earlier to occur, if any, of (i) [February 17], 2021, in the event the Underwriting Agreement has not been executed by that date, (ii) prior to the execution of the Underwriting Agreement by the parties thereto, the date the Company files an application to withdraw the registration statement related to the Public Offering, (iii) prior to the execution of the Underwriting Agreement by the parties thereto, the date either the Underwriters, on the one hand, or the Company, on the other hand, notifies the other(s) in writing that it does not intend to proceed with the Public Offering, or (iv) the date of termination of the Underwriting Agreement (other than the provisions thereof which survive termination) prior to payment for and delivery of the shares of Common Stock to be sold thereunder.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

Very truly yours,

Ares Special Situations Fund IV, L.P.,

By: ASSF Management IV, L.P., its general partner
By: ASSF Management IV GP LLC, its general partner

By:	/s/ Scott Graves
Name: Scott Graves
Title: Authorized Signatory

ASOF HOLDINGS I, L.P.

By: ASOF Management, L.P., its general partner
By: ASOF Management GP LLC, its general partner

By:	/s/ Scott Graves
Name: Scott Graves
Title: Authorized Signatory